Exhibit 99.1

12800 Whitewater Drive Minnetonka, Minnesota 55343 www.mosaicco.com	Tel 800-918-8270 Fax 952-984-0034

Press Release

MEDIA CONTACT:	Linda Thrasher, 952-984-0350

INVESTOR CONTACT:	Douglas Hoadley, 952-984-0234

MOSAIC REPORTS PRELIMINARY 2005 THIRD QUARTER EARNINGS OF

$42.9 MILLION OR $0.10 PER DILUTED SHARE

THIRD QUARTER AND RECENT HIGHLIGHTS

•	Preliminary third quarter earnings were $42.9 million, an increase of 15% over third quarter earnings last year for the combined operations of the former Cargill Crop Nutrition and IMC Global, Inc. on a pro forma basis.

•	Net sales for the quarter were $1.14 billion, down 7% from last year’s pro forma results. The decrease in sales is primarily due to lower Offshore sales.

•	Potash results were strong based on higher volumes and prices.

•	Phosphate results improved but remain short of objectives, as higher market prices were largely offset by increased production costs and plant shutdown expenses.

•	Non-consolidated equity earnings were $19.0 million, an increase of 107% over last year’s pro forma results for the same period.

•	Mosaic remains on track to capture $145 million of annual synergy cost savings by mid-2007.

MINNETONKA, MN, March 31, 2005 – The Mosaic Company (NYSE: MOS) announced today that preliminary net earnings were $42.9 million, or $0.10 per diluted share (“per share”), for the quarter ended February 28, 2005.

Earnings for the same period last year were $37.3 million, or $0.09 per share, for the combined operations of the former Cargill Crop Nutrition (CCN) and IMC Global on a pro forma basis.

“We made continued progress during the quarter toward our vision of establishing Mosaic as the global leader in nourishing crops,” said Fritz Corrigan, President and Chief Executive Officer of Mosaic. “While our third quarter results were affected by several merger-related items and ongoing expenses stemming from last summer’s hurricanes, we closed the quarter on a strong note. We are optimistic about the fourth quarter as we head into the spring season in North America.”

Net sales in the third quarter of 2005 were $1.14 billion, 7% lower than pro forma results of the two companies for the same period in the prior fiscal year. The decrease in sales is primarily in Mosaic’s Offshore business segment.

Operating earnings were $72.7 million, up slightly over the same period last year based on pro forma results. Last year’s pro forma results included a $13.9 million gain from the sale of IMC Global’s Port Sutton facility. Depreciation, depletion and amortization expenses were $72.4 million for the quarter.

Selling, General, and Administrative (SG&A) expenses of $64.8 million included several merger-related expense items as well as an environmental reserve, together totaling $8.1 million. Interest expense included a non-cash $4.1 million adjustment to properly account for interest rate swaps which had previously been accorded hedge accounting treatment. Net earnings included a non-cash foreign currency gain of $30.8 million. Diluted weighted average shares outstanding in this year’s third quarter were 432.8 million.

The income tax provision was $38.5 million, for an effective tax rate of 62.1%. This high rate results principally from the inability to record tax benefits for operating losses incurred by U.S. operations, and high Canadian tax rates applied to the company’s potash operations.

Mosaic secured a new credit facility during the third quarter with lower interest rates and better terms than the prior agreement. This new facility, which was heavily oversubscribed, was rated just one step below investment grade.

Potash

Record high prices led to net sales of $301 million for the third quarter of 2005 in Mosaic’s Potash business segment. Total volume was 2.25 million tons. Gross margins were $93.5 million and operating earnings were $85.4 million.

The average selling price, including all potash products, was $107 per ton compared with $77 per ton in the prior year. The average realization increased $7 per ton compared with the second quarter results.

Phosphates

Mosaic’s Phosphates business segment third quarter net sales were $645.7 million. Total concentrated phosphate shipments were 2.7 million tons. The average DAP realization was $201 per ton, an increase of $32, or 19%, compared with a year ago.

Third quarter gross margins for Phosphates were $38.7 million. Operating earnings continued to be negatively affected by higher production costs resulting from three hurricanes that hit the company’s Florida operations last summer. In particular, the company is incurring significant costs to treat excess water before it can be released to surrounding watersheds and, to a lesser extent, increased maintenance costs.

Mosaic idled its Green Bay plant in January to manage inventories during the winter at a cost of $3.6 million. While the Green Bay plant is now operating, the company will continue to manage plant capacity as necessary to meet seasonal demand swings.

Offshore

Mosaic Offshore business segment’s net sales were $196.9 million for the quarter, a decline of $52.5 million, or 21%, versus the prior fiscal year period. This was mainly due to lower volumes, especially in Brazil. Volume for the third quarter was 2.15 million tons, a decline of 35% versus the prior year.

Following strong performance in the first half of the year, Offshore gross margins decreased by $19.1 million from a year ago to $5.9 million for the third quarter. Operating earnings showed a loss of $11.4 million compared with a gain of $7.3 million a year ago. Earnings were negatively affected by lower volumes and higher product costs.

For the nine months ended February 28, 2005, Offshore’s net sales were $1.0 billion, an increase of 10% compared with a year ago. Gross margins were $86.5 million for the nine months, an increase of 2.2% compared with a year ago. Operating earnings of $28.8 million declined 31% versus a year ago.

Nitrogen

The Nitrogen business segment’s net sales were $32.7 million, a decline of 46% compared with the prior year due to a combination of lower volume and prices. Total nitrogen volumes were 221,000 tons compared with 234,000 tons a year ago.

Nitrogen gross margins were $2.0 million, a decline of $0.5 million versus a year ago. Operating earnings fell to $0.5 million versus $2.0 million a year ago.

For the nine months ended February 28, 2005, Nitrogen’s net sales were $142.1 million, down 8% versus a year ago. Gross margins for the nine-month period increased $2.2 million to $10.9 million. Operating earnings of $7.4 million increased 19% from the prior year.

Equity Earnings

Equity earnings in non-consolidated subsidiaries were $19.0 million, an increase of 107% over last year’s pro forma results for the same period. Brazil, where results are reported on a 2-month lag basis, contributed $12.9 million, Saskferco $2.5 million and China $1.7 million of the total.

Observations and Outlook

Mosaic’s Potash business continues to perform strongly. North American potash inventories remain at historically low levels and prices are at record highs. Worldwide potash demand remains strong and Canpotex, the Export Association for Saskatchewan Potash Producers, is projecting record potash offshore exports in 2005. Mosaic’s potash mines are operating at or near capacity and customers are on allocation because of the tightness of market conditions.

Although phosphate industry inventories are relatively high, Mosaic is optimistic about the fourth quarter outlook. Export demand has recently picked up; for example, India’s 2005 purchases so far have exceeded expectations and Chinese sales are on track. In North America, volume has been slow year-to-date, but has recently begun to increase as the peak of the spring application season approaches. However, Mosaic’s Phosphates business will continue to be affected by the water treatment costs noted above. In addition, following a significant decline in January, ammonia prices have returned to historically high levels, which will negatively affect gross margins.

Mosaic is optimistic about the fourth quarter and fiscal 2006. “We believe there will be a strong domestic and international market this spring, and we are positioned to perform well,” Mr. Corrigan stated. “We continue to execute well in our potash business, we are moving aggressively to reduce mining and plant operating costs in our phosphate business, and we are on track to achieve our synergy objectives. Our strong positions in the potash and phosphates markets, together with our extensive international distribution network and our joint venture investments, make Mosaic a uniquely well-balanced player in the global crop nutrition market.”

About the Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

A conference call will be held on Thursday, March 31, 2005, to provide additional background on the preliminary 2005 third quarter earnings results. The call will begin at 11:00 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The telephone number is 866-800-8651 and participant passcode for the call is 93599051. In addition, a Webcast of the conference call can be accessed by visiting Mosaic’s website at www.mosaicco.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended February		Nine months ended February
	2005	2004	2005	2004
Net sales	$1,144.5	$553.2	$2,947.0	$1,765.0
Cost of goods sold	1,008.0	506.7	2,667.1	1,641.5

Gross margins	136.5	46.5	279.9	123.5

Selling, general and administrative expenses	64.8	28.5	141.2	75.1
Other operating income	(1.0)	(0.1)	(3.3)	(0.4)

Operating earnings	72.7	18.1	142.0	48.8

Interest expense	40.2	6.1	72.8	21.8
Foreign currency transaction (gain) loss	(30.8)	(1.3)	(5.9)	0.1
Other (income) expense, net	1.3	0.3	(3.6)	(0.4)

Earnings from consolidated companies before taxes	62.0	13.0	78.7	27.3
Provision for income taxes	38.5	5.8	44.2	9.8

Net earnings of consolidated companies	23.5	7.2	34.5	17.5
Equity in earnings of nonconsolidated companies	19.0	9.2	44.6	25.3
Minority interests in (earnings) loss of consolidated companies	0.4	—	(1.5)	(1.6)

Net earnings before the cumulative effect of a change in accounting principle	42.9	16.4	77.6	41.2
Cumulative effect of a change in accounting principle	—	—	(2.0)	—

Net earnings	$42.9	$16.4	$75.6	$41.2

Diluted earnings per share:
Net earnings before the cumulative effect of a change in accounting principle	$0.10	$0.07	$0.23	$0.16
Cumulative effective of a change in accounting principle	—	—	(0.01)	—

Diluted earnings per share	$0.10	$0.07	$0.22	$0.16

Weighted average number of shares outstanding	432.8	250.6	336.5	250.6

Proforma Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended February		Nine months ended February
	2005	2004	2005	2004
	(actual)	(proforma)	(proforma)	(proforma)
Net sales	$1,144.5	$1,229.4	$4,062.8	$3,544.6
Cost of goods sold	1,008.0	1,116.4	3,699.7	3,292.7

Gross margins	136.5	113.0	363.1	251.9

Selling, general and administrative expenses	64.8	51.4	182.3	139.8
Other operating income	(1.0)	(9.7)	(3.3)	(23.7)

Operating earnings	72.7	71.3	184.1	135.8

Interest expense	40.2	59.7	126.5	142.1
Foreign currency transaction (gain) loss	(30.8)	(13.4)	46.1	7.3
Gain on sale of securities		(12.4)	(9.4)	(47.9)
Debt refinancing expense		—		25.2
Other (income) expense, net	1.3	3.3	42.4	1.5

Earnings from consolidated companies before taxes	62.0	34.1	(21.5)	7.6
Provision for income taxes	38.5	6.0	44.2	(16.0)

Net earnings of consolidated companies	23.5	28.1	(66.2)	23.6
Equity in earnings of nonconsolidated companies	19.0	9.2	44.6	25.3
Minority interests in (earnings) loss of consolidated companies	0.4	—	(1.5)	(1.6)

Net earnings before the cumulative effect of a change in accounting principle	42.9	37.3	(23.1)	47.3
Cumulative effect of a change in accounting principle	—	—	(2.0)	—

Net earnings	$42.9	$37.3	$(25.1)	$47.3

Diluted earnings per share:
Net earnings before the cumulative effect of a change in accounting principle	$0.10	$0.09	$(0.10)	$0.11
Cumulative effective of a change in accounting principle	—	—	(0.01)	—

Diluted earnings per share	$0.10	$0.09	$(0.11)	$0.11

Weighted average number of shares outstanding	432.8	429.7	310.6	376.8

Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended February		Favorable/(Unfavorable)		Nine months ended February		Favorable/(Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Net sales:
Phosphates	$645.7	$257.6	$388.1	n/m	$1,498.7	$839.5	$659.2	79%
Potash	301.0	9.2	291.8	n/m	445.7	30.2	415.5	n/m
Nitrogen	32.7	60.4	(27.7)	(46)%	142.1	154.6	(12.5)	(8)%
Offshore	196.9	249.4	(52.5)	(21)%	1,009.5	919.2	90.3	10%
Corporate/Other (a)	(31.8)	(23.4)	(8.4)	(36)%	(149.0)	(178.5)	29.5	17%

	$1,144.5	$553.2	$591.3	n/m	$2,947.0	$1,765.0	$1,182.0	67%

Gross margins:
Phosphates	$38.7	$17.6	$21.1	n/m	$66.0	$28.6	$37.4	n/m
Potash	93.5	0.3	93.2	n/m	120.4	1.0	119.4	n/m
Nitrogen	2.0	2.5	(0.5)	(20)%	10.9	8.7	2.2	25%
Offshore	5.9	25.0	(19.1)	(76)%	86.5	84.6	1.9	2%
Corporate/Other (a)	(3.6)	1.1	(4.7)	n/m	(3.9)	0.6	(4.5)	n/m

	$136.5	$46.5	$90.0	n/m	$279.9	$123.5	$156.4	n/m

Operating earnings (loss):
Phosphates	$14.2	$7.7	$6.5	84%	$19.7	$1.3	$18.4	n/m
Potash	85.4	0.2	85.2	n/m	109.0	0.4	108.6	n/m
Nitrogen	0.5	2.0	(1.5)	(75)%	7.4	6.2	1.2	19%
Offshore	(11.4)	7.3	(18.7)	n/m	28.8	41.6	(12.8)	(31)%
Corporate/Other (a)	(16.0)	0.9	(16.9)	n/m	(22.9)	(0.7)	(22.2)	n/m

	$72.7	$18.1	$54.6	n/m	$142.0	$48.8	$93.2	n/m

(a)	Includes elimination of intercompany sales.

n/m - Not meaningful

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended February		Favorable/(Unfavorable)		Nine months ended February		Favorable/(Unfavorable)
	2005	2004	Amount	%	2005	2004	Amount	%
Sales volumes (000 short tons) (a):
Phosphates (b)	2,708	1,351	1,357	n/m	6,306	4,347	1,959	45%
Potash	2,251	—	2,251	100%	3,249	—	3,249	100%
Nitrogen	221	234	(13)	(6)%	743	699	44	6%
Offshore	2,145	3,283	(1,138)	(35)%	6,932	8,131	(1,199)	(15)%
Average price per short ton (c):
DAP	$201	$169	$32	19%	$198	$158	$40	25%
Potash	$107	$—	$107	100%	$105	$—	$105	100%

(a)	Sales volumes include tons sold captively. Phosphates volumes represent dry product tons, primarily DAP.
(b)	Includes captive sales tons to Offshore.
(c)	FOB plant/mine.

n/m - Not meaningful